April 18, 2019        Contact: Roger Schrum
+843-339-6018
roger.schrum@sonoco.com
Sonoco Reports First Quarter 2019 Results
Solid Performance Drives Full-year Base Earnings Guidance Raise

Hartsville, S.C., U.S. - Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported financial results for its first quarter ending March 31, 2019.

First Quarter Highlights
•First-quarter 2019 GAAP earnings per diluted share were $0.73, compared with $0.73 in 2018.
•First-quarter 2019 GAAP earnings included after-tax charges of $12.5 million related to restructuring actions as well as non-operating pension costs. In the first quarter of 2018, GAAP results included net after-tax charges of $0.4 million, as after-tax restructuring charges were mostly offset by a tax benefit from the U. S. Tax Cuts and Jobs Acts of 2017.
•Base net income attributable to Sonoco (base earnings) for first quarter 2019 was $0.85 per diluted share, compared with $0.74 in 2018. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.) Sonoco previously provided first-quarter 2019 base earnings guidance of $0.77 to $0.83 per diluted share.
•First-quarter 2019 net sales were $1.35 billion, up 3.6 percent from $1.30 billion in 2018.
•Cash flow from operations was $92.3 million in the first three months of 2019, compared with $119.8 million in 2018. Free cash flow was $9.5 million, compared with $44.9 million in the first quarter of 2018. (See free cash flow definition and reconciliation to cash flow from operations later in this release.)

Second Quarter and Full-Year Guidance Update
•Base earnings for the second quarter of 2019 are estimated to be in the range of $.93 to $.99 per diluted share, compared to $.93 per diluted share in the second quarter of 2018.
•Full-year 2019 base earnings guidance is raised to $3.52 to $3.62 per diluted share, reflecting the better-than-expected first-quarter results. The Company previously issued full-year guidance of $3.47 to $3.57. As previously announced, beginning in 2019, the Company excludes all non-operating components of net pension expense from base earnings. In 2019, these charges are expected to total approximately $20.0 million compared to $0.2 million that were previously classified as base charges in 2018.
•Full-year 2019 operating cash flow and free cash flow guidance is unchanged at a range of $600 million to $620 million and $225 million to $245 million, respectively.

Note: Second-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition-related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.
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Sonoco Reports First Quarter 2019 Results - Page 2
CEO Comments on First Quarter Results
Commenting on the Company’s first-quarter GAAP and base performance, Rob Tiede, President and Chief Executive Officer, said, "Sonoco produced solid first-quarter results, which exceeded the high end of our earnings guidance, as our diverse mix of businesses successfully navigated through what can best be described as sluggish global economic conditions. Net sales grew by 3.6 percent, while GAAP net income attributable to Sonoco was essentially flat, both compared to last year's first quarter. Base net income gained 15.8 percent over the prior-year period as a result of earnings from acquisitions, a positive price/cost relationship, improvements in productivity, and a lower effective tax rate, which were only partially offset by modestly lower volume/mix, and the negative impact from foreign exchange translation. GAAP gross profit margin improved by 70 basis points and GAAP operating profit increased 6.2 percent over the prior year's quarter, while base operating profit increased 13.0 percent.

“We were extremely pleased that each of our business segments recorded year-over-year improvement in operating earnings during the first quarter. Our Consumer Packaging segment reported slightly improved operating results in the first quarter, while operating margin declined 19 basis points compared to last year’s period. However, these results were significantly better than the disappointing 2018 fourth-quarter results, as sequentially margins improved by 291 basis points. Our Paper and Industrial Converted Products segment continued to drive strong results, with operating margin improving 112 basis points compared to last year’s first quarter. In addition, the turnaround in our Display and Packaging segment continued, with operating margin expanding 348 basis points over the prior year period, and our Protective Solutions business operating results improved slightly and operating margin expanded by 45 basis points.”

First Quarter Review
Net sales for the first quarter were $1.35 billion, an increase of $47.5 million, or 3.6 percent, from last year’s first quarter. The improvement reflects sales added by acquisitions and higher selling prices. Foreign exchange rate declines negatively impacted first quarter sales by approximately $38 million.

GAAP net income attributable to Sonoco in the first quarter was $73.7 million, or $0.73 per diluted share, a decrease of $0.4 million, compared with $74.1 million, or $0.73 per diluted share, in 2018. First-quarter GAAP earnings included after-tax non-base charges totaling $12.5 million, $8.0 million of which were after-tax charges related to restructuring activities. The remaining $4.5 million related almost exclusively to non-operating pension costs. In the first quarter of 2018, GAAP earnings included $0.4 million of after-tax non-base net charges, as after-tax restructuring charges of $2.4 million were mostly offset by a tax benefit from the U. S. Tax Cuts and Jobs Acts of 2017 of $2.0 million.  Adjusted for these items, base earnings in the first quarter of 2019 were $86.2 million, or $0.85 per diluted share, an increase of $11.8 million, compared with $74.4 million, or $0.74 per diluted share, in 2018. Base earnings and base earnings per diluted share are non-GAAP financial measures adjusted to remove restructuring-related items, asset impairment charges, acquisition expenses, non-operating pension costs, and certain income tax-related events and other items, if any, the exclusion of which the Company believes improves comparability and analysis of the ongoing operating performance of the business. (See base earnings definition, explanation and reconciliation to GAAP earnings later in this release.)

Gross profit was $270.1 million in the first quarter, an increase of $19.5 million or 7.8 percent, compared with $250.6 million in the same period in 2018. Gross profit as a percentage of sales was 20.0 percent, compared with 19.2 percent in the same period in 2018. First-quarter selling, general and administrative expenses increased $5.1 million from the prior year to $142.6 million. This increase was driven by higher expenses related to acquired businesses as, absent these costs, selling, general and administrative expenses were slightly down compared to last year's quarter.

Segment Review
Sonoco reports its financial results in four operating segments: Consumer Packaging, Display and Packaging, Paper and Industrial Converted Products, and Protective Solutions. Segment operating results do not include restructuring and asset impairment charges, acquisition expenses, interest income and expense, income taxes or certain other items, if any, the exclusion of which the Company believes improves comparability and analysis.

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Sonoco Reports First Quarter 2019 Results - Page 3
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products and services: round and shaped rigid containers and trays (both composite and thermoformed plastic); extruded and injection-molded plastic products; printed flexible packaging; global brand artwork management; and metal and peelable membrane ends and closures.

First-quarter 2019 sales for the segment were $589.7 million, compared with $569.9 million in 2018. Segment operating profit was $62.1 million in the first quarter, compared with $61.1 million in the same quarter of 2018.

Segment sales increased 3.5 percent compared to the prior year's quarter due to sales added from acquisitions and higher selling prices, partially offset by lower volume/mix and the negative impact of foreign exchange. Higher sales volume in Rigid Paper Containers in Europe and North America were more than offset by declines in Rigid Plastics as adverse weather impacted the fresh fruit harvest in North America. Segment operating profit increased 1.7 percent compared to the prior year's quarter as the benefit of acquisitions, productivity improvements and a positive price/cost relationship were partially offset by weaker volume and the negative impact of foreign exchange. These items resulted in segment operating margin declining slightly to 10.5 percent in the quarter from 10.7 percent in 2018.

Display and Packaging
The Display and Packaging segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semi-permanent and permanent point-of-purchase displays; supply chain management services, including contract packing, fulfillment and scalable service centers; retail packaging, including printed backer cards, thermoformed blisters and heat sealing equipment; and paper amenities, such as coasters and glass covers.

First-quarter 2019 sales for this segment were $137.6 million, compared with $142.7 million in 2018. The segment reported an operating profit of $6.5 million in the current quarter, compared with an operating profit of $1.7 million in the prior year's quarter.

Sales declined 3.6 percent compared to last year’s quarter as volume growth in domestic displays and international pack centers was more than offset by reduced revenue from exiting the Atlanta pack center contract. Segment operating profit improved $4.8 million due to higher volume/mix, improved productivity and the non-recurrence of operating losses at the Atlanta pack center.

Paper and Industrial Converted Products
The Paper and Industrial Converted Products segment includes the following products: paperboard tubes, cones, and cores; fiber-based construction tubes; wooden, metal and composite wire and cable reels and spools; and recycled paperboard, linerboard, corrugating medium, recovered paper and material recycling services.

First-quarter 2019 sales for the segment were $496.0 million, up from $460.7 million in 2018. Segment operating profit was $48.4 million in the quarter, compared with $39.8 million in 2018.

Segment sales increased 7.7 percent from the prior year's quarter due to sales added from the Conitex acquisition and higher sales prices. These positive factors were partially offset by lower volume/mix and the negative impact of changes in foreign exchange rates. In the quarter, tube and core volume was weak across most of the globe, while paperboard and corrugated medium volume declined in the U.S./Canada. Segment operating profit improved 21.6 percent over the prior year's quarter, driven by a positive price/cost relationship, the incremental earnings from Conitex and productivity improvements, all partially offset by lower volume/mix impact. Segment operating margin improved 112 basis points to 9.8 percent.

Protective Solutions
The Protective Solutions segment includes the following products: custom-engineered, paperboard-based and expanded foam protective packaging and components; and temperature-assured packaging.

First-quarter 2019 sales were $128.4 million, down from $131.0 million in 2018. Operating profit was $11.0 million, a 3.0 percent increase from the first quarter of 2018.
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Sonoco Reports First Quarter 2019 Results - Page 4
This segment’s sales were modestly lower year over year due primarily to lower volume/mix as strong sales growth for temperature-assured packaging was offset by declines in molded foam and consumer fiber packaging. Segment operating profit improved modestly as productivity improvements were mostly offset by a negative price/cost relationship. Segment operating margin, compared to the prior-year quarter, improved 45 basis points to 8.6 percent.

Corporate/Tax
Net interest expense for the first quarter of 2019 increased to $15.4 million, compared with $13.4 million during the same period in 2018, primarily due to increased expense from higher U. S. interest rates and reduced interest income on lower offshore cash balances. The 2019 first-quarter effective tax rates on GAAP and base earnings were 23.7 percent and 24.1 percent, respectively, compared with 24.1 percent and 25.9 percent, respectively, in the prior year’s quarter. The lower 2019 GAAP and base effective tax rates were attributable to a decreased impact of the Global Intangible Low Taxed Income (GILTI) tax as well as an increased tax benefit from equity based compensation. The effective rate on GAAP earnings decreased to a lesser extent due to the 2018 benefit of one-time adjustments related to the U.S. Tax Cuts and Jobs Act of 2017.

Cash Flow and Free Cash Flow
For the first quarter of 2019, cash generated from operations was $92.3 million, compared with $119.8 million in 2018, a decrease of $27.5 million.  This decrease was driven by a $19.0 million increase in cash consumption by working capital. While the seasonal changes in business activity consumed cash in both periods; this increase was more meaningful in 2019 due to greater year-over-year increases in business activity from the prior year's end. Additionally, accrued management incentives paid in the first quarter of 2019 were higher than those paid in the first quarter of 2018.

Free cash flow for the first three months of 2019 was $9.5 million, compared with $44.9 million in the same period last year, reflecting the $27.5 million decrease in cash flow from operations discussed above. The remaining decrease in free cash flow was driven by current-quarter increases in net capital expenditures and cash dividends, which were $41.7 million and $41.1 million, respectively, compared with $36.0 million and $38.8 million, respectively, in 2018. (See free cash flow description and reconciliation later in this release. Free cash flow is defined as cash flow from operations minus net capital expenditures and cash dividends. Net capital expenditures are defined as capital expenditures minus proceeds from, and/or plus costs incurred in, the disposition of capital assets.)

As of March 31, 2019, total debt was approximately $1.41 billion, compared with $1.39 billion as of December 31, 2018, and the Company had a total-debt-to-total-capital ratio of 43.9 percent at end of the first quarter, unchanged from year-end 2018. Cash and cash equivalents were $124.3 million as of March 31, 2019, compared with $120.4 million at December 31, 2018.

Second Quarter and Full-Year 2019 Outlook
Sonoco expects second-quarter 2019 base earnings to be in the range of $.93 to $.99 per diluted share. Base earnings in the second quarter of 2018 were $.93 per diluted share. Full-year 2019 base earnings per diluted share are expected to be in a range of $3.52 to $3.62, which is an increase from the previous estimate of $3.47 to $3.57 per diluted share. Based on the lower than expected first-quarter effective tax rate, the Company now estimates the full-year 2019 tax rate will be 25.5 percent. Operating and free cash flow for 2019 is expected to be in the range of $600 million to $620 million and $225 million to $245 million, respectively, which is unchanged from previous guidance.

Although the Company believes the assumptions reflected in the range of guidance are reasonable, given uncertainty regarding the impact of new and potential tariffs, the future performance of the overall economy, potential changes in raw material prices and other costs, as well as other risks and uncertainties, including those described further below, actual results could vary substantially.

Commenting on the Company’s outlook, Tiede said, “We're off to a solid start to 2019, and we remain optimistic that we have the initiatives in place to achieve our targets for profitable growth, improved operating margins and strong free cash flow. That said, we must also be realistic about the balance of the year as global economic conditions showed some weakness to start the year, and the uncertainty of tariffs, trade disputes and regional policy concerns are still hanging over business and consumer confidence. In the next few weeks, we will celebrate Sonoco's 120th anniversary and, given our strong foundation, we are confident that our people, our products and our portfolio have us well
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Sonoco Reports First Quarter 2019 Results - Page 5
positioned to compete in a changing market environment, while achieving consistent earnings growth and improving returns to shareholders."

Conference Call Webcast
Management will host a conference call and webcast to further discuss these results beginning at 11 a.m. ET today. The live conference call and a corresponding presentation can be accessed at http://investor.sonoco.com. A telephonic replay of the call will be available starting at 2 p.m. ET, to U.S. callers at 855-859-2056 and international callers at +404-537-3406. The replay passcode for both U.S. and international calls is 3185793. The archived call will be available through April 28, 2019. The webcast call also will be archived in the Investor Relations section of Sonoco’s website.

About Sonoco
Founded in 1899, Sonoco is a global provider of a variety of consumer packaging, industrial products, protective packaging, and displays and packaging supply chain services. With annualized net sales of approximately $5.4 billion, the Company has 23,000 employees working in more than 300 operations in 36 countries, serving some of the world’s best known brands in some 85 nations. Sonoco is committed to creating sustainable products, services and programs for our customers, employees and communities that support our corporate purpose of Better Packaging. Better Life. The Company ranked first in the Packaging sector on Fortune’s World’s Most Admired Companies 2019 as well as being included in Barron's 100 Most Sustainable Companies for 2019. For more information on the Company, visit our website at www.sonoco.com.

Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. In addition, the Company and its representatives may from time to time make other oral or written statements that are also “forward-looking statements.” Words such as “estimate,” “project,” “intend,” “expect,” “believe,” “consider,” “plan,” “strategy,” “opportunity,” “commitment,” “target,” “anticipate,” “objective,” “goal,” “guidance,” “outlook,” “forecast,” “future,” “re-envision,” “assume,” “will,” “would,” “can,” “could,” “may,” “might,” “aspires,” “potential,” or the negative thereof, and similar expressions identify forward-looking statements.

Forward-looking statements include, but are not limited to, statements regarding: availability and supply of raw materials, and offsetting high raw material costs; improved productivity and cost containment; improving margins and leveraging strong cash flow and financial position; effects of acquisitions and dispositions; realization of synergies resulting from acquisitions; costs, timing and effects of restructuring activities; adequacy and anticipated amounts and uses of cash flows; expected amounts of capital spending; refinancing and repayment of debt; financial strategies and the results expected of them; financial results for future periods; producing improvements in earnings; profitable sales growth and rates of growth; market leadership; research and development spending; extent of, and adequacy of provisions for, environmental liabilities; adequacy of income tax provisions, realization of deferred tax assets, outcomes of uncertain tax issues and tax rates; goodwill impairment charges and fair values of reporting units; future asset impairment charges and fair values of assets; anticipated contributions to pension and postretirement benefit plans, fair values of plan assets, long-term rates of return on plan assets, and projected benefit obligations and payments; creation of long-term value and returns for shareholders; continued payment of dividends; and planned stock repurchases.

Such forward-looking statements are based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, perceived opportunities, expectations, beliefs, plans, strategies, goals and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict.

Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks, uncertainties and assumptions include, without limitation:

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Sonoco Reports First Quarter 2019 Results - Page 6
•availability and pricing of raw materials, energy and transportation, and the Company's ability to pass raw material, energy and transportation price increases and surcharges through to customers or otherwise manage these commodity pricing risks;
•costs of labor;
•work stoppages due to labor disputes;
•success of new product development, introduction and sales;
•consumer demand for products and changing consumer preferences;
•ability to be the low-cost global leader in customer-preferred packaging solutions within targeted segments;
•competitive pressures, including new product development, industry overcapacity, and changes in competitors’ pricing for products;
•ability to maintain or increase productivity levels, contain or reduce costs, and maintain positive price/cost relationships;
•ability to negotiate or retain contracts with customers, including in segments with concentration of sales volume;
•ability to improve margins and leverage cash flows and financial position;
•continued strength of our paperboard-based tubes and cores and composite can operations;
•ability to manage the mix of business to take advantage of growing markets while reducing cyclical effects of some of the Company’s existing businesses on operating results;
•ability to maintain innovative technological market leadership and a reputation for quality;
•ability to profitably maintain and grow existing domestic and international business and market share;
•ability to expand geographically and win profitable new business;
•ability to identify and successfully close suitable acquisitions at the levels needed to meet growth targets, and successfully integrate newly acquired businesses into the Company’s operations;
•the costs, timing and results of restructuring activities;
•availability of credit to us, our customers and suppliers in needed amounts and on reasonable terms;
•effects of our indebtedness on our cash flow and business activities;
•fluctuations in obligations and earnings of pension and postretirement benefit plans;
•accuracy of assumptions underlying projections of benefit plan obligations and payments, valuation of plan assets, and projections of long-term rates of return;
•cost of employee and retiree medical, health and life insurance benefits;
•resolution of income tax contingencies;
•foreign currency exchange rate fluctuations, interest rate and commodity price risk and the effectiveness of related hedges;
•changes in U.S. and foreign tariffs, tax rates, and tax laws, regulations and interpretations thereof;
•accuracy in valuation of deferred tax assets;
•accuracy of assumptions underlying projections related to goodwill impairment testing, and accuracy of management’s assessment of goodwill impairment;
•accuracy of assumptions underlying fair value measurements, accuracy of management’s assessments of fair value and fluctuations in fair value;
•liability for and anticipated costs of environmental remediation actions;
•effects of environmental laws and regulations;
•operational disruptions at our major facilities;
•failure or disruptions in our information technologies;
•loss of consumer or investor confidence;
•ability to protect our intellectual property rights;
•actions of domestic or foreign government agencies and changes in laws and regulations affecting the Company;
•international, national and local economic and market conditions and levels of unemployment; and
•economic disruptions resulting from terrorist activities and natural disasters.

The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed herein might not occur.

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Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its website, sec.gov, and from the Company’s investor relations department and the Company’s website, www.sonoco.com.

References to our Website Address
References to our website address and domain names throughout this release are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our website by reference into this release.

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	Three Months Ended
	March 31, 2019	April 1, 2018

Net sales	$1,351,705	$1,304,187
Cost of sales	1,081,584	1,053,585
Gross profit	270,121	250,602
Selling, general and administrative expenses	142,561	137,441
Restructuring/Asset impairment charges	10,672	3,063
Operating profit	$116,888	$110,098
Non-operating pension cost/(income)	6,041	(291)
Net interest expense	15,385	13,355
Income before income taxes	95,462	97,034
Provision for income taxes	22,624	23,356
Income before equity in earnings of affiliates	72,838	73,678
Equity in earnings of affiliates, net of tax	930	1,247
Net income	73,768	74,925
Net income attributable to noncontrolling interests	(105)	(870)
Net income attributable to Sonoco	$73,663	$74,055

Weighted average common shares outstanding – diluted	101,072	100,896

Diluted earnings per common share	$0.73	$0.73
Dividends per common share	$0.41	$0.39

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2019	April 1, 2018
Net sales
Consumer Packaging	$589,716	$569,852
Display and Packaging	137,554	142,658
Paper and Industrial Converted Products	496,037	460,653
Protective Solutions	128,398	131,024
Consolidated	$1,351,705	$1,304,187

Segment operating profit:
Consumer Packaging	$62,115	$61,088
Display and Packaging	6,454	1,732
Paper and Industrial Converted Products	48,387	39,781
Protective Solutions	11,004	10,680
Restructuring/Asset impairment charges	(10,672)	(3,063)
Other non-base charges, net	(400)	(120)
Consolidated	$116,888	$110,098

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CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2019	April 1, 2018
Net income	$73,768	$74,925
Asset impairment charges/losses on disposition of assets	3,560	(65)
Depreciation, depletion and amortization	58,614	58,068
Pension and postretirement plan contributions, net of non-cash expense	(10,297)	(10,232)
Changes in working capital	(45,904)	(26,893)
Changes in tax accounts	9,221	15,514
Other operating activity	3,357	8,448
Net cash provided by operating activities	92,319	119,765

Purchase of property, plant and equipment, net	(41,664)	(36,008)
Cost of acquisitions, net of cash acquired	(455)	—
Net debt proceeds	11,915	11,826
Cash dividends paid	(41,136)	(38,829)
Other, including effects of exchange rates on cash	(17,040)	(6,416)

Net increase in cash and cash equivalents	3,939	50,338
Cash and cash equivalents at beginning of period	$120,389	$254,912
Cash and cash equivalents at end of period	$124,328	$305,250

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)
	March 31, 2019	December 31, 2018
Assets
Current Assets:
Cash and cash equivalents	$124,328	$120,389
Trade accounts receivable, net of allowances	773,943	737,420
Other receivables	96,294	111,915
Inventories	515,665	493,764
Prepaid expenses and deferred income taxes	58,261	55,784
	1,568,491	1,519,272
Property, plant and equipment, net	1,224,143	1,233,821
Right of use asset-operating leases	308,166	—
Goodwill	1,307,166	1,309,167
Other intangible assets, net	340,844	352,037
Other assets	192,694	169,168
	$4,941,504	$4,583,465
Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and other payables	$914,969	$878,969
Notes payable and current portion of long-term debt	221,199	195,445
Income taxes payable	20,060	8,516
	1,156,228	1,082,930
Long-term debt, net of current portion	1,189,415	1,189,717
Noncurrent operating lease liabilities	262,663	—
Pension and other postretirement benefits	369,910	374,419
Deferred income taxes and other	162,149	164,121
Total equity	1,801,139	1,772,278
	$4,941,504	$4,583,465

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Sonoco Reports First Quarter 2019 Results - Page 10
Definition and Reconciliation of Non-GAAP Financial Measures

The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” or "GAAP" results. Some of the information presented in this press release reflects the Company’s “as reported” or "GAAP" results adjusted to exclude amounts; including the associated tax effects, relating to restructuring initiatives, asset impairment charges, non-operating pension costs or income, environmental charges, acquisition-related costs, gains or losses from the disposition of businesses, excess property insurance recoveries, pension settlement costs, and certain other items, if any, including other income tax-related adjustments and/or events, the exclusion of which management believes improves comparability and analysis of the ongoing operating performance of the business. These adjustments, which are referred to as "non-base", result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against plan/forecast all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.

Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently.

To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information which includes all of the items impacting financial results and the non-GAAP measures that exclude certain elements, as described above. Whenever Sonoco uses a non-GAAP financial measure, except with respect to guidance, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Whenever reviewing a non-GAAP financial measure, investors are encouraged to fully review and consider the related reconciliation as detailed below. Second-quarter and full-year 2019 GAAP guidance are not provided in this release due to the likely occurrence of one or more of the following, the timing and magnitude of which we are unable to reliably forecast: possible gains or losses on the sale of businesses or other assets, restructuring costs and restructuring-related impairment charges, acquisition related costs, and the income tax effects of these items and/or other income tax-related events. These items could have a significant impact on the Company's future GAAP financial results.

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Sonoco Reports First Quarter 2019 Results - Page 11

		Non-GAAP Adjustments
Three Months Ended March 31, 2019	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(2)	Base

Operating profit	$116,888	$10,672	$400	$127,960
Non-operating pension costs	6,041	—	(6,041)	—
Interest expense, net	15,385	—	—	15,385
Income before income taxes	95,462	10,672	6,441	112,575
Provision for income taxes	22,624	2,638	1,885	27,147
Income before equity in earnings of affiliates	72,838	8,034	4,556	85,428
Equity in earnings of affiliates, net of taxes	930	—	—	930
Net income	73,768	8,034	4,556	86,358
Net (income) attributable to noncontrolling interests	(105)	(69)	—	(174)
Net income attributable to Sonoco	$73,663	$7,965	$4,556	$86,184

Per Diluted Share	$0.73	$0.08	$0.05	$0.85
*Due to rounding individual items may not sum across

		Non-GAAP Adjustments
Three Months Ended April 1, 2018	GAAP	Restructuring / Asset Impairment Charges(1)	Other Adjustments(3)	Base

Operating profit	$110,098	$3,063	$120	$113,281
Non-operating pension income	(291)	—	291	—
Interest expense, net	13,355	—	—	13,355
Income before income taxes	97,034	3,063	(171)	99,926
Provision for income taxes	23,356	685	1,838	25,879
Income before equity in earnings of affiliates	73,678	2,378	(2,009)	74,047
Equity in earnings of affiliates, net of taxes	1,247	—	—	1,247
Net income	74,925	2,378	(2,009)	75,294
Net (income) attributable to noncontrolling interests	(870)	(5)	—	(875)
Net income attributable to Sonoco	$74,055	$2,373	$(2,009)	$74,419

Per Diluted Share	$0.73	$0.02	$(0.02)	$0.74
*Due to rounding individual items may not sum across

(1) Restructuring/Asset impairment charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Although recurring, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

(2)These amounts are primarily non-operating pension expenses. Beginning in 2019, the Company excludes from base earnings the full amount reported on the Income Statement as non-operating pension costs/(income). The key drivers to this expense/(income) are primarily the financial markets or specific events, thus, the impact on earnings is not directly related to the Company’s operations. Also included are costs related to acquisitions and potential acquisitions and divestitures.

(3)These amounts include the effect of the change in the US corporate tax rate on deferred tax adjustments totaling a gain of $1,975 and a small gain from a casualty loss insurance settlement partially offset by costs related to acquisitions and potential acquisitions. These amounts also include all amounts related to non-operating pension costs/(income), as discussed in footnote 2 above.
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Sonoco Reports First Quarter 2019 Results - Page 12

	Three Months Ended
FREE CASH FLOW*	March 31, 2019	April 1, 2018

Net cash provided by operating activities	$92,319	$119,765
Purchase of property, plant and equipment, net	(41,664)	(36,008)
Cash dividends	(41,136)	(38,829)
Free Cash Flow	$9,519	$44,928

	Year Ended
	Estimated Low End	Estimated High End	Actual
FREE CASH FLOW*	December 31, 2019	December 31, 2019	December 31, 2018
Net cash provided by operating activities	$600,000	$620,000	$589,898
Purchase of property, plant and equipment, net	(205,000)	(205,000)	(168,286)
Cash dividends	(170,000)	(170,000)	(161,434)
Free Cash Flow	$225,000	$245,000	$260,178

* Free Cash Flow is a non-GAAP measure that does not imply the amount of residual cash flow available for discretionary expenditures, as it excludes mandatory debt service requirements and other non-discretionary expenditures.

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